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                                                                EXHIBIT 5






                                                           (614) 464-6400




                                  November ___, 1997


Symix Systems, Inc.
2800 Corporate Exchange Drive
Columbus, Ohio  43231

Ladies and Gentlemen:

    We have acted as counsel to Symix Systems, Inc. (the "Company") in connection with the registration under the Securities Act of 1993, as amended (the "Act"), on Form S-1 (the "Registration Statement") of the issuance and sale by the Company of up to ________ common shares, without par value, of the Company (the "Common Shares"). We are also familiar with the proceedings taken by the Company in connection with the issuance and sale by the Company of up to _________ Common Shares previously issued and now outstanding and proposed to be sold by the holders thereof (the "Selling Shareholders").

    This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

    In connection with the preparation of this opinion, we have examined and are familiar with each of the following:

    A. The Amended Articles of Incorporation and Amended Regulations of the Company, each as currently in effect, and the Company's corporate minute book;

    B.   The Registration Statement;

    C. The resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Shares; and


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    D.   Such other records, documents or instruments as in our judgment are necessary or appropriate to enable us to render the opinions herein.

    Based on the foregoing, we are of the opinion that the Company is a duly organized and legally existing corporation under the laws of the State of Ohio. We are also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that:

    1. When the _________ Common Shares have been delivered by the Company against payment of the purchase price therefor, specified in the Registration Statement when it shall become effective, said Common Shares will be validly issued and outstanding, fully paid and non-assessable.

    2. The __________ Common Shares to be delivered by the Selling Shareholders against payment of the purchase price therefor, specified in the Registration Statement when it shall become effective, are validly issued and outstanding, fully paid and non-assessable.

    We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio and the United States of America.

    We hereby consent to the use of our name in the Registration Statement under the caption "Experts" and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                             Very truly yours,


                             VORYS, SATER, SEYMOUR AND PEASE

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